==============================================================================


                                  SCHEDULE 14C
                                 (Rule 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

   |_| Preliminary information statement

   |_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

   |X| Definitive information statement


                                IDT CORPORATION
                  (Name of Registrant as Specified in Charter)


    Payment of Filing Fee (Check the appropriate box):

    |X|  No fee required*

    |_|  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

    (1) Title of each class of securities to which transaction applies: (1) Common Stock of IDT Corporation and (2) Class A Common Stock of IDT Corporation


    (2)  Aggregate number of securities to which transaction applies:


    (3) Per unit price of other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


    (4)  Proposed maximum aggregate value of transaction:


    (5)  Total fee paid:


    |_|  Fee paid previously with preliminary materials.

    |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Dates filed:

* There is no fee required for the reported transaction. Pursuant to Ex-change Act Rule 0-11(c)(2), for preliminary material involving a vote upon a proposed disposition of substantially all the assets of a registrant, the fee is equal to one-50th of one percent of the aggregate of the prop-erty to be received by the registrant. If the registrant is not to receive any property, the fee is one-50th of one percent of the aggregate of the value of the securities and other property to be distributed to security holders. Since the registrant and its security holders are not receiving any property, there is no fee required.

==============================================================================

                                IDT CORPORATION
                                520 Broad Street
                            Newark, New Jersey 07102
                                 (973) 438-1000

                                January 30, 2001

Dear Fellow Stockholder:

   The purpose of this letter is to inform you that we intend to restructure IDT Corporation so that our holdings are segregated along the lines of our principal businesses--our telecom business and our ventures and investments.

   Expected Timing of the Restructuring. We expect the restructuring will be completed by the end of our fiscal year 2001.

   Our Corporate Structure Following the Restructuring. When the proposed re-structuring is complete we expect that the corporation in which you own stock--IDT Corporation--will have a holding company-type structure. In other words, we will conduct our operations principally through our subsidiaries.

   We expect that immediately following the restructuring IDT Corporation will be comprised principally of three subsidiaries:

 o IDT Telecom, Inc. IDT Corporation will be the parent company of, and hold 100% of the equity of, a telecom subsidiary, IDT Telecom, Inc., that di-rectly or indirectly will own substantially all of the assets, liabilities and operations of our core telecommunications lines of business. Our prin-cipal telecom services include the provision of international wholesale services as a carriers' carrier to other telecommunications companies and the sale of IDT and private-label prepaid calling cards. We also provide international long-distance services and domestic long-distance services to individuals and businesses.

 o IDT Ventures, Inc. IDT Corporation will be the parent company of, and hold 100% of the equity of, a ventures subsidiary, IDT Ventures, Inc., that, directly or indirectly, will own and operate our new businesses, as well as hold our investments in other entities, both public and privately owned through a wholly owned subsidiary, IDT Holdings, Inc. Currently our ven-tures include TV.TV, IDT Wireless and IDT Fiber and our investments in-clude Net2Phone and Terra Networks.

 o IDT Services, Inc. IDT Corporation will be the parent company of, and hold 100% of the equity of, a services subsidiary, IDT Services, Inc. that will assume our administrative operations, including providing general account-ing, legal and financial services, administering payroll and benefits, providing human resources and customer support and conducting our adver-tising operations.

   The diagram on page 3 of the accompanying Information Statement provides an overview of our expected corporate structure following the proposed restructur-ing.

   Board of Directors and Stockholder Authorization for the Restructuring. The Board of Directors has approved the restructuring and all transactions incident thereto. On December 15, 2000 a written consent to the restructuring was exe-cuted by Mr. Howard S. Jonas, as the beneficial owner of none of the outstand-ing shares of our Common Stock and 100% of the outstanding shares of our Class A Common Stock, together representing approximately 53.16% of the combined vot-ing power of all our outstanding Common Stock, Class A Common Stock and Class
B Common Stock. The consent of Mr. Jonas satisfies the stockholder approval re-quirements, if any, for the restructuring. In addition to being the largest stockholder of IDT Corporation, Mr. Jonas is currently the Chief Executive Of-ficer and Chairman of the Board of Directors of IDT Corporation.

   We Are Not Asking for Your Proxy. Because the written consent of Mr. Jonas satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law, we are not asking for a proxy and you are requested not to send us one.

   The accompanying Information Statement is for information purposes only and explains the terms of the restructuring. Please read the accompanying Informa-tion Statement carefully.

   We appreciate your loyalty and support as our stockholder in the past and your continued loyalty and support as we move forward with this transition.

                                   By Order of the Board of Directors



                                   /s/ Joyce J. Mason,
                                   Joyce J. Mason,
                                   General Counsel and Secretary


Newark, New Jersey
January 30, 2001

                               Table of Contents



                                                                     Page
                                                                     ----

THE PROPOSED RESTRUCTURING ..............................................     02
 Introduction ...........................................................     02
 Expected Timing of the Restructuring ...................................     02
 Expected Corporate Structure Following the Restructuring ...............     02
 Transactions That Will Be Conducted in Connection with the Restructur-
   ing...................................................................     03
 Reasons for the Restructuring ..........................................     03
 Potential Disadvantages of Restructuring ...............................     04
 New Management Structure ...............................................     04
   IDT Corporation.......................................................     04
   IDT Telecom, Inc......................................................     05
   IDT Ventures, Inc.....................................................     06
 Description of IDT Corporation's Businesses ............................     06
   IDT Telecom, Inc......................................................     06
    Wholesale Telecommunications ........................................     06
    Retail Telecommunications ...........................................     08
   IDT Ventures, Inc.....................................................     09
   IDT Holdings, Inc.....................................................     10
 Direct and Indirect Effects on the Rights of Our Stockholders ..........     12
 Rights of Dissenting Stockholders ......................................     12
 The Authority to Implement or Not Implement the Restructuring Is Vested
   with Our Board of Directors...........................................     12
 We May Not Seek Stockholder Approval for Similar or Related Transac-
   tions in the Future...................................................     12
 Tax Consequences of the Restructuring ..................................     13
 Accounting Treatment ...................................................     13
 Pro Forma Consolidated Financial Statements Reflecting the Restructur-
   ing Would Not Be Different from Our Historical Consolidated Financial
   Statements............................................................     13
 Federal and State Regulatory Requirements ..............................     13
 Foreign Regulatory Requirements ........................................     13
 Conditions Precedent to Implementation of the Restructuring ............     14
 Forward Looking Statements .............................................     14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ..........     16

                                IDT CORPORATION
                                520 Broad Street
                            Newark, New Jersey 07102
                                 (973) 438-1000

                             INFORMATION STATEMENT

                                January 30, 2001

   This Information Statement is being furnished to the stockholders of IDT Corporation to inform you of the adoption of a stockholder consent by Mr. Ho-ward S. Jonas authorizing IDT Corporation to conduct the corporate restructur-ing described below.

   On February 1, 2000, our Board of Directors adopted a resolution authorizing the restructuring and recommending that the stockholders adopt a resolution authorizing the restructuring. The Board of Directors' recommendation was reaf-firmed by resolution on December 14, 2000 and is reaffirmed as of the date of this Information Statement.

   Mr. Howard Jonas does not beneficially own any of the outstanding shares of our Common Stock but beneficially owns 100% of the outstanding shares of our Class A Common Stock, which represents 53.16% of the combined voting power of all our outstanding shares of Common Stock and Class A Common Stock. Accord-ingly, as only the approval of holders of a majority of the outstanding voting power is necessary to effect this restructuring at a meeting duly called to consider and vote upon this issue, stockholder approval of the restructuring was obtained by Mr. Jonas' execution of a written consent in favor of the re-structuring.

   This Information Statement is being mailed on or about January 30, 2001 to the stockholders of record at the close of business on December 15, 2000 (the "record date") for information purposes only. No action is requested on your part.

   As of the close of business on the record date, we had an aggregate of 36,054,555 shares of Common Stock and Class A Common Stock outstanding, con-sisting of 26,157,672 shares of Common Stock and 9,896,883 shares of Class A Common Stock. Each holder of Class A Common Stock is entitled to three votes per share, while each holder of Common Stock is entitled to one vote per share. Both holders of Class A Common Stock and Common Stock vote as a single body on all matters presented to the stockholders. In addition, there were outstanding options for 564,150 shares of Class B Common Stock currently exercisable or which will become exercisable within 60 days of the record date. As of the re-cord date there were no shares of Class B Common Stock outstanding. Each holder of Class B Common Stock is entitled to one-tenth of a vote per share. If the proposed restructuring were put to a vote at a meeting of Common Stock, Class
A Common Stock and Class B Common Stock stockholders, a majority of the votes cast would be required for its approval.

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

                           THE PROPOSED RESTRUCTURING

Introduction

   IDT Corporation (NASDAQ: IDTC) is incorporated under the laws of the State of Delaware. We are a leading facilities-based emerging multinational carrier that provides a broad range of telecommunications services to wholesale and re-tail customers worldwide. In addition, our IDT Ventures division is developing several innovative telecom and Internet-related businesses. Also, through IDT Ventures, Inc.'s wholly owned subsidiary, IDT Holdings, Inc., we hold equity interests in other technology companies, including our former subsidiary, Net2-Phone, Inc. ("Net2Phone") (NASDAQ: NTOP), which offers a variety of Internet telephony products and services. We have grown considerably in recent years, generating revenues of $335.4 million, $732.2 million and $1,093.9 million in Fiscal 1998, Fiscal 1999 and Fiscal 2000, respectively.

   Our telecommunications services include wholesale carrier services, and re-tail services, including prepaid calling cards, domestic long-distance services and international retail services. We deliver our telecommunications services over a high-quality network consisting of over 100 switches in the U.S. and Europe and owned and leased capacity on 16 undersea fiber optic cables, con-necting our U.S. facilities with our international facilities and with the fa-cilities of our foreign partners in Europe, Latin America and Asia. We monitor our network 24 hours a day, seven days a week through an automated network op-erations center. In addition, we obtain transmission capacity from other car-riers. We deliver our international traffic worldwide pursuant to our agreements with U.S.-based carriers, foreign carriers, and more than 20 of the companies that are primarily responsible for providing telecommunications ser-vices in particular countries (many of which are commonly referred to as "Post, Telephone and Telegraphs," or "PTTs").

   IDT Corporation currently conducts its business as an operating entity. We directly hold many of our telecom and other assets and conduct significant tel-ecom and other operations within IDT Corporation. We also own all or a majority of the outstanding capital stock of various subsidiary corporations, which in turn hold other assets (including shares of our indirect subsidiaries) and con-duct other operations related to our telecom and other businesses.

   The Board of Directors has determined that it would be in the best interests of IDT Corporation and its stockholders for IDT Corporation to (1) contribute substantially all of the operating assets and related liabilities of its core telecommunications lines of business to a wholly owned subsidiary, IDT Telecom, Inc., and (2) segregate its other assets and liabilities into other subsidi-aries and divisions along business lines, with the result that, immediately following the restructuring, IDT Corporation would be the parent holding com-pany of a telecom subsidiary, a ventures subsidiary and a services subsidiary. Accordingly, the Board of Directors has approved a plan of restructuring that would result in (1) substantially all of our core telecommunications lines of business and related assets and liabilities being held in or by IDT Telecom, Inc., (2) our new businesses and related assets and liabilities and certain in-vestments being held in IDT Ventures, Inc. and (3) our legal, financial and ad-ministrative services being consolidated into IDT Services, Inc.

Expected Timing of the Restructuring

   We expect that the restructuring will be completed by the end of the compa-ny's fiscal year 2001. Whether the restructuring takes place and, if so, the timing of the restructuring, are subject to many factors, including factors be-yond the control of IDT Corporation such as the receipt of consents and author-izations from third parties and regulatory approval.

Expected Corporate Structure Following the Restructuring

   When the proposed restructuring is complete we expect that the corporation in which you own stock--IDT Corporation--will have a holding company-type structure. In other words, IDT Corporation will be a company that conducts its operations principally through subsidiaries.

   We expect that immediately following the restructuring IDT Corporation will be comprised principally of three subsidiaries:

 o IDT Telecom Subsidiary. IDT Corporation will be the parent company of, and hold 100% of the equity of, a telecom subsidiary, IDT Telecom, Inc., that directly or indirectly will own substantially all of the assets, liabilities and operations of our core telecommunications lines of business. Our principal telecom services include the provision of interna-tional wholesale services as a carriers' carrier to other telecommunica-tions companies and the sale of IDT and private-label prepaid calling cards. We also provide international long-distance services and domestic long-distance services to individuals and businesses.

 o IDT Ventures Subsidiary. IDT Corporation will be the parent company of, and hold 100% of the equity of, a ventures and investments subsidiary holding company, IDT Ventures, Inc. It will own and operate our new busi-nesses, as well as hold 100% of the equity of IDT Holdings, Inc. that, di-rectly or indirectly, will hold our investments in other entities, both public and privately owned. Currently, our ventures include TV.TV, IDT Wireless and IDT Fiber and our investments include Net2Phone and Terra Networks.

 o IDT Services, Inc. IDT Corporation will be the parent company of, and hold 100% of the equity of, a services subsidiary, IDT Services, Inc., that will assume our administrative operations, including providing general ac-counting, legal and financial services, administering payroll and bene-fits, providing human resources and customer support and conducting our advertising operations.

   The following diagram provides an overview of our expected corporate struc-ture following the proposed restructuring.


                                ----------------
                                IDT Corporation
                                         |
                                         |
                  -----------------------------------------------
                  |                      |                        |
                  |                      |                        |
     --------------------      ------------------       ------------------
     IDT Telecom, Inc.         IDT Ventures, Inc.          IDT Services, Inc.
                                         |
                                         |
                             -------------------------
                               IDT Holdings, Inc.




Transactions That Will Be Conducted in Connection with the Restructuring

   We expect that the restructuring will be accomplished by asset and liability drop downs along business lines. IDT Corporation would (1) move substantially all of its telecom assets and liabilities to IDT Telecom, Inc. and subsidiaries of IDT Telecom, Inc. and (2) move its venture and investment assets and liabil-ities to IDT Ventures, Inc. and IDT Holdings, Inc. and (3) transfer administra-tive operations, including the assets, liabilities and personnel for general accounting, legal and financial services, payroll and benefits, human re-sources, customer support and advertising, to IDT Services, Inc.

   IDT Telecom, Inc. and other subsidiaries of IDT Corporation will also enter into services agreements with IDT Services, Inc. In connection with these agreements, IDT Services, Inc. will provide IDT Telecom, Inc. and other subsi-diaries with various administrative services, including general accounting, le-gal and financial services, payroll and benefits administration, human resources, customer support and advertising.

Reasons for the Restructuring

   The Board of Directors believes that the potential advantages of the re-structuring include:

 o Giving IDT greater flexibility in managing and financing new and existing business operations;

 o Enhancing our ability to create separate, publicly traded companies through potential initial public offerings of stock;

 o Giving IDT greater flexibility to expand in the future through acquisi-tions of companies, which may be strategically advantageous to our long-term growth;

 o Facilitating the formation of joint ventures or other strategic alliances along business lines;

 o Furthering our objective of operating our telecom business on a more self-sufficient, independent economic basis;

 o Facilitating improved delineation of administrative and other responsibil-ities within our corporate structure;

 o Enhancing management focus, by permitting a designated group of executive employees to concentrate their efforts on the concerns of the consolidated enterprise as a whole while allowing management of the principal subsidi-aries to focus on business unit-specific objectives;

 o Permitting us to further link executive compensation to the performance of the different business units, thereby providing for better management ac-countability; and

 o Attracting and retaining new management, by offering a wider variety of compensation and incentive arrangements.

Potential Disadvantages of Restructuring

   The Board of Directors believes that the disadvantages of the telecom reor-ganization will not be significant or material and will be offset by both the increased focus on asset utilization and responsibility. However, there may be disadvantages to the restructuring. Possible disadvantages of the restructuring include:

 o The capital markets may not react favorably to the restructuring and, among other adverse consequences, the stock price of IDT Corporation could suffer or it could be more difficult for IDT Corporation and IDT Telecom, Inc., IDT Ventures, Inc. or other subsidiaries of IDT Corporation to raise capital in the bank loan and public and private debt and equity markets;

 o IDT Corporation's ability to engage in strategic transactions may be lim-ited by structural, accounting, tax, regulatory and other considerations; and

 o Accounting and administrative costs could increase as a result of duplica-tion of functions.

New Management Structure

   Except for the structural changes discussed above, consummation of the re-structuring is not expected to result in any material change in our operations or the locations of our facilities. Similarly, the restructuring will not re-sult in any changes in the current membership of our Board of Directors. Con-sistent with the objective of enhancing management focus, we expect that a few of our officers that promote our telecom business will become officers of IDT Telecom, Inc. and those officers involved with our ventures and investments businesses will become officers of IDT Ventures, Inc. to allow the management of the principal subsidiaries to focus on business unit specific objectives.
It will also allow us to further link executive compensation to the performance of the different business units. While the restructuring is not expected to create a current conflict of interest between or among any of IDT Corporation, IDT Telecom, Inc., IDT Ventures, Inc. and any of their respective stockholders, such conflicts could arise in the future. The following changes have already been announced.

IDT Corporation

   Effective upon completion of the restructuring, Howard Jonas, currently IDT's Chairman and Chief Executive Officer, will be Chairman of IDT Corpora-tion, IDT Telecom, Inc. and IDT Ventures, Inc. Jim Courter, currently Vice Chairman and President of IDT Corporation, will be the Chief Executive Officer of IDT Corporation. Ira Greenstein, currently Counsel to the Chairman at IDT Corporation, will be President of IDT Corporation. Michael Fischberger, cur-rently the Executive Vice President of Operations for IDT Corporation, will be Chief Operating Officer of IDT Corporation. Stephen Brown, currently Chief Fi-nancial Officer of IDT Corporation, will remain in that position after the re-structuring.

   Howard Jonas (Chairman) founded IDT Corporation in August 1990 and has served as Chairman of the Board and Treasurer since its inception and as Chief Executive Officer since December 1991. He served as

President of IDT Corporation from December 1991 through September 1996. Mr. Jo-nas is also the founder and has been the President of Jonas Publishing Corp., a publisher of trade directories, since its inception in 1979. Mr. Jonas re-ceived a B.A. in Economics from Harvard University.

   James A. Courter (Chief Executive Officer) joined the Company as President in October 1996, has been a director of IDT Corporation since March 1996 and has been Vice Chairman of the Board of IDT Corporation since March 1999. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Ko-bert, Laufer & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President's Defense Base Closure and Realignment Commission. Mr. Courter also serves on the Board of Directors of The Berkeley School. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

   Ira A. Greenstein (President) has been Counsel to the Chairman of IDT Cor-poration since January 2000. Mr. Greenstein was a partner in Morrison & Foer-ster LLP from February 1997 to November 1999 where he served as the chair of that firm's New York office's Business Department. Mr. Greenstein was General Counsel and Secretary of Net2Phone from January 1999 to November 1999. Prior to 1997, Mr. Greenstein was an associate in the New York and Toronto offices of Skadden, Arps, Slate, Meagher & Flom LLP. From 1991 to 1992, Mr. Greenstein also served as counsel to the Ontario Securities Commission advising on the im-plementation of the Multijurisdictional Disclosure System with the Securities and Exchange Commission. Mr. Greenstein also served on the Securities Advisory Committee to the Ontario Securities Commission from 1992 to 1996. Mr. Green-stein is a Managing Member of Green Acre Capital LLC. Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School.

   Michael Fischberger (Chief Operating Officer) has served as the Executive Vice President of Operations for IDT Corporation since January 2000. Prior to his current position, Mr. Fischberger served with IDT Corporation as the Senior Vice President of Domestic Telecommunications and Internet Services from 1993. Mr. Fischberger currently serves as a director on the board of directors of Net2Phone, Inc.

   Stephen R. Brown (Chief Financial Officer) joined IDT Corporation as its Chief Financial Officer in May 1995 and has been a director of IDT Corporation since February 2000. From 1985 to May 1995, Mr. Brown operated his own public accounting practice servicing medium-sized corporations as well as high net worth individuals. Mr. Brown received a B.A. in Economics from Yeshiva Univer-sity and a B.B.A. in Business and Accounting from Baruch College.

IDT Telecom, Inc.

   Effective upon the completion of the restructuring, Hal Brecher, currently IDT Corporation's Chief Operating Officer, will be the Chief Executive Officer of IDT Telecom, Inc., and Geoffrey Rochwarger, currently the Executive Vice President of Telecom for IDT Corporation, will be the Chief Operating Officer of IDT Telecom, Inc.

   Hal Brecher (Chief Executive Officer) joined IDT Corporation as Executive Vice President of Operations in November 1996, became a director of IDT Cor-poration in April 1997 and Chief Operating Officer in March 1999. Prior to joining IDT Corporation, Mr. Brecher was the Executive Vice President of DME Marketing, a private direct marketing firm. He holds a B.S. degree in Computer Science from Brooklyn College, and an M.B.A. from the Wharton School of the University of Pennsylvania.

   Geoffrey Rochwarger (Chief Operating Officer) has served as the Executive Vice President of Telecommunications for IDT Corporation since 1996 and has been a director of IDT Corporation since July 1999. Prior to his current posi-tion, he served IDT Corporation as the President of Genie, an online service company and a subsidiary of IDT, from 1995 until 1996. Prior to joining IDT Corporation, Mr. Rochwarger was the Operations Manager at Galaxy Freight Ser-vice Ltd. Mr. Rochwarger holds a B.A. Degree in Economics from Yeshiva Univer-sity.

IDT Ventures, Inc.

   Effective upon the completion of the restructuring, Motti Lichtenstein, cur-rently the Executive Vice President of Business Development for IDT Corpora-tion, will be the Chief Executive Officer of IDT Ventures, Inc. Moshe
Kaganoff, currently Executive Vice President of Strategic Planning for IDT Cor-poration, will be the President of IDT Ventures, Inc., and Charles Garner, cur-rently the Executive Vice President of New Ventures for IDT Corporation, will be the Chief Operating Officer of IDT Ventures, Inc.

   Motti Lichtenstein (Chief Executive Officer) has served as the Executive Vice President of Business Development of IDT Corporation since January 2000. From January 1999 to December 1999, Mr. Lichtenstein served as Controller for IDT Corporation. During the period from 1988 to 1998, Mr. Lichtenstein served as the Controller of Mademoiselle Knitwear, Inc. Mr. Lichtenstein received his B.A. from Touro College.

   Moshe Kaganoff (President) has served as IDT Corporation's Executive Vice President of Strategic Planning since January 2000 and has been a director of IDT Corporation since March 1999. From April 1994 through July 1998, Mr. Kagan-off served as IDT Corporation's Manager of Operations. Mr. Kaganoff holds a B.A. in Economics from Yeshiva University.

   Charles Garner (Chief Operating Officer) served as IDT Corporation's Vice President of Business Development upon joining IDT Corporation in February of 2000 until December 2000 at which time he was elected Executive Vice President of New Ventures. He was also President of IDT's Brix Communications subsidiary from February 2000 until its disposition. Mr. Garner was a partner of Simpson Thacher & Bartlett from 1996 through 1999 and an associate of Simpson Thacher
& Bartlett from 1987. Mr. Garner received his B.A. from the University of Penn-sylvania in 1984 and his law degree from New York University Law School in 1987.

Description of IDT Corporation's Businesses

IDT Telecom, Inc.

   Our Telecom division provides competitively priced wholesale and retail tel-ecommunications services to customers around the world. Services offered in-clude wholesale carrier services, prepaid calling cards and international retail services. Our Telecom division seeks to take advantage of numerous mar-ket opportunities--presented by an ever-evolving worldwide telecommunications industry--to profitably grow its business.

   IDT provides its wholesale and retail customers with integrated and competi-tively priced international and domestic telecommunications services. Our four primary telecommunications services are: wholesale carrier services, prepaid calling cards, domestic long-distance services in the U.S., and international retail services. Telecommunications revenues represented 93.5% of IDT's total consolidated revenues in both Fiscal 2000 and Fiscal 1999.

Wholesale Telecommunications

 Wholesale Carrier Services

   We sell our wholesale carrier services to other U.S. and international car-riers, utilizing flexible and least-cost traffic routing and based on our ex-pertise in navigating the complex accounting rate system. In this way, we act as a carriers' carrier, providing the numerous entrants in the retail market with rates that are much lower than those previously offered by the more estab-lished carriers. We are able to offer competitive rates to our carrier custo-mers as a result of our extensive relationships in the long-distance telecommunications industry, our ability to generate a high volume of long-dis-tance call traffic and the advantageous rates negotiated with foreign PTTs and competitive carriers. As of October 1, 2000, we had approximately 165 wholesale customers located in the U.S. and Europe, with wholesale carrier sales repre-senting 47.6% of IDT's total consolidated revenues in Fiscal 2000.

   The wholesale carrier business is currently undergoing a transformation, as intense competition has led to significant price declines and margin pressure. In this environment, several less efficient operators, who generally do not possess the critical mass necessary to succeed, are finding it increasingly difficult to compete. We anticipate that this trend will continue in the coming years, as some competitors leave the industry, and the more financially sound players, including IDT, gain market share at the expense of the weaker competi-tors. In the short-term, however, we anticipate that we will continue to be faced with a challenging operating environment for wholesale carrier services, characterized by continued margin pressure.

 Competitive Advantages

   We believe that we have several competitive advantages in the wholesale car-rier business, including the following:

 o Strong existing relationships with national monopolies and other leading carriers, which, we believe, allow us to negotiate advantageous rates.

 o Our prepaid card business, which generates a high volume of long-distance call traffic. Because we can bring new minutes to the national monopoly, rather than simply taking minutes from another carrier with whom it might already have an agreement, we are favored by national monopolies.

 o Superior switching, routing and customer service technology. Our backbone network has demonstrated its superior quality in several tests. Our back office technology allows us to generate real-time information, allowing for better cost analysis and customer service and facilitating strict quality controls.

 o Our ability to offer value-added carrier services, such as giving carriers remote access to our debit card platform. This enables us to offer addi-tional turnkey capabilities to carrier customers and positions us as a to-tal outsourcing provider of carrier services, something that our pure wholesale competitors cannot offer.

 o Our status as an independent wholesale carrier that does not compete for the core retail customers sought by our carrier customers.

 o Our ability to rapidly react to changing price environments, which has al-lowed us to take advantage of attractive rates more quickly than have our competitors.

 o Our early-entrant status in several regulated markets, which, we believe, will provide an advantage when these markets deregulate.

 o Our careful attention to cost control, efficiency and the maintenance of lower general overhead expenses.

 Wholesale Carrier Strategies

   We have strategies tailored to different markets: regulated markets, deregu-lated markets and markets that are currently deregulating.

   In deregulated countries, we offer new market entrants, who are generally not in the position to build their own infrastructure, carrier services at rates that are typically lower than the incumbent carrier is offering. In such countries, we also establish and expand our arbitrage operations by taking ad-vantage of the competitive environment to buy minutes at a lower rate and then sell them at a higher rate. In markets that are fully regulated, our strategy is to establish a relationship with the national monopoly and enter into agree-ments to carry and terminate its minutes. We can typically offer the national monopolies lower prices than those offered in their existing bilateral agree-ments. In markets that are undergoing the deregulation process, there are typi-cally two or three competing carriers, including the national monopoly. In these markets, our strategy involves selling minutes to, and buying minutes from, the competitive carriers, who seek minutes volume as well as lower costs in order to compete. We also continue to offer similar services to the national monopoly.

   These different strategies, for the three types of markets, are part of our overall strategy for the deregulating world. As a country moves from regulated to fully deregulated status, our strategy for that country shifts to take ad-vantage of the opportunities presented at any given time. By first entering a market when it is regulated and establishing relationships with the national monopoly, we obtain early entrant status, which prepares us to compete more ef-fectively as the market deregulates. By the time the market opens for competi-tion, we have acquired a thorough knowledge of the market (in terms of potential minutes generated, most frequently called routes, culture, etc.), which we believe is a competitive advantage for both our wholesale carrier and retail operations.

Retail Telecommunications

 Prepaid Calling Cards

   We sell prepaid debit and rechargeable calling cards providing access to more than 230 countries and territories. Our rates are up to 50% lower than the rates for international calls that are charged by the major facilities-based carriers. We market debit cards primarily to ethnic communities in the U.S. that generate high levels of international traffic to specific countries where we have favorable termination agreements. Recent immigrants and members of the ethnic communities tend to be heavy users of international long-distance services, given their desire to keep in touch with family members and friends back home. Our business is particularly strong in the Northeast U.S., aided by our extensive distribution network and attractive rates to areas such as Colom-bia, Mexico and the Dominican Republic. We have also been rapidly expanding our operations in California, Florida, Illinois, Texas and other parts of the U.S. Outside the U.S., we market cards in the U.K., France, Germany, Italy, Spain and the Netherlands, seeking to capitalize on the opportunity presented by the recent surge in immigration from under-developed countries around the globe to Europe's developed nations. We have also recently begun to sell cards in Latin America. We sold over 50,000,000 prepaid calling cards during Fiscal 2000. During Fiscal 2000, sales of prepaid calling cards accounted for 43.6% of IDT's total consolidated revenues.

   We offer both IDT-branded and non-IDT-branded prepaid calling cards, with favorable rates to specific areas of the world. The cards are sold in several different dollar denominations, most commonly $5, $10 and $20. Our rechargeable cards, distributed primarily through in-flight magazines, permit users to place calls from over 40 countries through international toll-free services.

   Our retail customers can use our calling cards at a touch tone telephone by dialing an access number, followed by a personal identification number (a PIN) assigned to each prepaid calling card and the telephone number the customer seeks to reach. Our switch completes the call, and our debit card platform re-duces the outstanding balance of the card during the call. We offer prepaid calling cards that can be used to access our network by dialing a toll-free number or, in specific metropolitan markets, local area calling cards that only require a local call. We believe that many of our customers typically use our calling cards as their primary means of making long-distance calls due to at-tractive rates, reliable service, the ease of monitoring and budgeting their long-distance spending and the appealing variety of calling cards we offer to different market segments.

   IDT expanded its domestic debit card platform through its acquisition of In-terExchange and its subsidiaries (collectively, InterExchange), completed in May 1998. Through InterExchange, we operate one of the nation's largest inter-national debit card platforms. The platform provides us with a broad range of services used to conduct our calling card operations, including billing, rout-ing of calls, and determining the amount of credit available on each outstand-ing calling card.

   As part of our rapid expansion in the prepaid calling card market, we have started marketing private label phone cards. Private label cards serve as lu-crative promotional items and can also be used to help generate brand name awareness. We have launched several co-branded cards in partnership with consu-mer product companies, including the Coca-Cola Company in the Dominican Repub-lic.

 Competitive Advantages

   We believe that we possess the following advantages over our competition in the prepaid calling card industry:

 o Our status as a carriers' carrier allows us to offer calling time over more routes to the countries that are in demand in the retail marketplace, at attractive prices.

 o Our debit platform, which we believe to be the most advanced in the indus-try, enables us to process a large number of cards simultaneously and to provide multi-lingual and multi-currency cards.

 o Our expertise, market savvy and distribution channel, which covers over 100,000 retail outlets.

 o Our understanding of, and commitment to, the ethnic prepaid calling card market.

 o We are able to provide low rates and at the same time maintain our margins by taking a disciplined approach to advertising and because we enjoy low overhead and low headcount. We believe that as our carrier business builds out its network, our prepaid business cost per minute will decline, help-ing margins.

 Domestic Long Distance Services

   IDT markets certain long-distance services directly to retail customers in the U.S. Introduced in February 2000, our calling plan features a flat rate of five cents per minute for all state-to-state calls within the continental Uni-ted States, 24 hours a day, seven days a week. We also offer a free IDT Calling Card, with no monthly fees or per-call surcharges, featuring a domestic rate of ten cents per minute. Our rates for international calls are also extremely competitive, well below those charged by the major facilities-based carriers. In April 2000, we began to more aggressively market our domestic long-distance services by expanding our existing TV ad campaign to additional markets and in-troducing new marketing channels, including print advertisements, direct mail, online advertising and partnerships.

   As of October 1, 2000, we had over 150,000 domestic long-distance customers. Domestic long-distance services accounted for 1.3% of our total consolidated revenues in Fiscal 2000. As we continue to make significant expenditures to market this service, resulting in customer growth, we anticipate that domestic long- distance services will begin to account for an increasing proportion of our total revenues in future periods.

 International Retail Services

   We offer international retail services to customers outside of the U.S., primarily through call reorigination. We also provide our call reorigination customers with access to enhanced U.S. telecommunications service options at U.S. long-distance rates. These options include: voicemail, itemized billing, speed dial codes that allow customers convenient access to the call reorigina-tion service, personalized voice prompts that allow customers to be called back at extensions where the party being dialed must be requested by name, remote programmable service that allows customers the flexibility of selecting the number called back instead of receiving the call at a preprogrammed number, ac-cess to U.S. toll-free 888 and 800 numbers, and simplified billing that com-bines the cost of the call back to the customer and the cost of the customer's outbound call from the U.S. in one bill for convenient and orderly presenta-tion. We market our call reorigination service to businesses and individuals. International retail services accounted for 1.0% of IDT's total consolidated revenues in Fiscal 2000.

IDT Ventures, Inc.

   Our Ventures division was formed to develop several new innovative telecom-munications and Internet-related businesses, with a focus on identifying and exploiting niche market opportunities, specifically in markets where we can leverage one or more of our existing strengths. In general, the long-term plan for these ventures businesses, once they have reached critical mass, is to se-parate them as independent financial entities, as in the case of our former subsidiary, Net2Phone. In this way, IDT Ventures hopes to build businesses which can eventually become stand-alone companies. Currently, the Ventures di-vision consists primarily of TV.TV, IDT Wireless, and IDT Fiber.

 TV.TV

   In September 2000, we announced the formal creation of TV.TV, a new venture designed to deliver high quality online video content, as well as television and entertainment services to the emerging broadband market. TV.TV (also known as Genie while in its development stage) will provide free television on demand supported by targeted advertising, pay-per-view events, subscription services and e-commerce revenues.

   TV.TV is constructing its own private broadband network, to enable it to de-liver content at quality that exceeds that available through the public Inter-net. TV.TV will co-locate its servers at cable head-ends and DSL aggregation points, connecting broadband users to its network. TV.TV's platform is neutral, as it can be accessed through cable modems, DSL, digital cable set-top boxes, or even wireless services.

    TV.TV is currently developing proprietary technology for a range of ad-vanced security solutions, including encryption, digital fingerprinting and watermarking, that protect content against piracy and unlicensed use or dupli-cation. By converting film and other programming content into an encrypted, di-gital format that can be streamed on the Web, the TV.TV platform offers a secure, turnkey solution for moving entertainment properties onto the Internet, where they can be accessed by a diverse, geogra-phically dispersed and growing online audience.

    TV.TV is due to be operational by the third quarter of our fiscal year 2001. Prior to that time, the service will be further refined and tested in-ternally up until its launch in a market-by-market rollout, beginning with New York City, San Jose, CA and Billings, MT, to customers with a high-speed, broadband connection to the Internet.

 IDT Wireless

   In response to the numerous opportunities offered by the rapidly growing wireless industry, IDT formed its IDT Wireless division in March 2000 to devel-op and offer competitively priced paging and cellular products. The Wireless division products feature IDT's calling-party-pays technology, which eliminates the fees that subscribers are currently forced to pay for incoming pages and calls in the U.S.

   In June 2000, IDT launched its FREEWAY pagers, featuring the calling-party-pays technology. With Freeway Pagers, users pay a one-time purchase price for the pager, with no need to pay again for service. FREEWAY pagers are available through the same extensive retail distribution network that currently sells
IDT Prepaid Calling Cards, as well as many national and regional retail chain stores. The FREEWAY numeric pager has a suggested retail price of $49.95, while the FREEWAY text model has a suggested retail price of $79.95. With the FREEWAY numeric pager, the calling party is charged 35 cents for each page. The FREEWAY text messaging pager lets a calling party send a text message of up to 120 characters for a 50 cents charge.

   Also in June 2000, we announced the launch of our branded wireless program, including prepaid wireless mobile phone service, with enhanced features, such as Voicemail, Caller ID and Call Waiting. IDT's network services are provided on the Sprint PCS(R) Nationwide Wireless Network. Under IDT's Private Label Services arrangement with Sprint PCS, IDT customers have access to PCS service anywhere on the Sprint PCS Nationwide Network, serving more than 300 major me-tropolitan areas. Customers can purchase wireless minutes, as needed, in amounts ranging from $25 to $200. IDT's prepaid wireless service is initially being offered in retail outlets in the New York Metropolitan area, with distri-bution to be phased in nationwide. In addition, IDT plans to license its tech-nology to other cellular providers, creating an additional business and source of revenue from its calling-party-pays technology.

 IDT Fiber

   IDT Fiber's strategy is to be the low-priced bandwidth supplier of choice to both IDT Telecom and to other major telecom carriers. This division has sub-stantial submarine fiber capacity upon which to build its business. In addi-tion, IDT Fiber will seek targeted acquisitions of bandwidth, taking advantage of the current, short-term buyers' market for bandwidth, and the financial dif-ficulties being encountered by several major owners of bandwidth. Backed by the financial strength of IDT Corporation, IDT Fiber intends to accumulate a large portfolio of fiber assets, without incurring debt. In addition, IDT Fiber expects to be in a position to swap some of its existing fiber assets for other strategic fiber assets. This will allow IDT Fiber to occupy a low-cost-provider position in the industry, and to offer attractive, unique, short-term and mar-ket-indexed pricing options to the numerous international telecom carriers who will be seeking bandwidth - many of whom are already customers of IDT's whole-sale carrier division.

   We anticipate that the Fiber division will eventually become an integral part of a stand-alone IDT Telecom company, given the significant, natural sy-nergies which exist between the Fiber business and our existing wholesale car-rier and prepaid calling card business lines.

IDT Holdings, Inc.

   IDT Holdings, Inc. will hold, directly or indirectly, IDT's equity invest-ments in other telecommunications or Internet-related companies. This division seeks to leverage our extensive industry knowledge and relationships to identi-fy promising investment opportunities. Because of IDT's experience in, and knowledge of, the worldwide telecommunications and Internet industries, we be-lieve that we are well-qualified to assess the value of the investments with which we are frequently presented. Like our IDT Ventures, Inc. subsidiary, IDT Holdings, Inc.'s goal is to identify opportunities in the telecommunications and Internet fields which can be exploited through the use of superior technol-ogy. Unlike IDT Ventures, Inc., however, IDT Holdings, Inc. seeks to accomplish this goal through its minority investments in other entities. We an-ticipate that our investments will often involve companies with whom we have existing business relationships, although the scope of our investment program will not necessarily be limited to those entities. Our primary investments in-clude our holdings in our former subsidiary, Net2Phone and Terra Networks.

 Net2Phone

   As of December 1, 2000, IDT owned approximately 10,000,000 shares of Class A Common Stock of Net2Phone. Originally formed by IDT in 1996, Net2Phone is the world's leading provider of Internet telephony products and services. Net2Phone routes millions of minutes over the Internet every month. According to Interna-tional Data Corporation, Net2Phone is the industry leader in IP ("Internet Pro-tocol") telephony minutes routed, with nearly 40% market share.

   In September 2000, Net2Phone announced the formation of a new company, Adir Technologies, designed to develop and market network management software for Voice over IP (VoIP) and other packet-based multimedia networks. Net2Phone also announced that Cisco Systems (NASDAQ: CSCO) has purchased a minority equity in-terest in Adir Technologies. Cisco will jointly market Adir's network manage-ment platform to its VoIP customers. IDT has invested $7.0 million in Adir Technologies, in return for a minority equity interest.

   In August 1999, Net2Phone completed an initial public offering of 6,210,000 shares of its Common Stock. Prior to the initial public offering, Net2Phone was a 90%-owned direct subsidiary of IDT. After the initial public offering, IDT owned 56.2% of the capital stock of Net2Phone. IDT owns Class A stock that has twice the voting power of Net2Phone's common stock. Therefore, after the Initial Public Offering, we controlled 64.0% of Net2Phone's vote.

   In connection with Net2Phone's initial public offering, we entered into sev-eral agreements with Net2Phone, including an assignment agreement, a separation agreement, an IDT services agreement, a Net2Phone services agreement, a tax sharing and indemnification agreement, a joint marketing agreement and an In-ternet/telecommunications agreement.

   In December 1999, Net2Phone sold an additional 6,300,000 shares of common stock (the "December Offering"). Of the 6,300,000 shares sold in the December Offering, 2,200,000 shares were sold by IDT. After the December Offering, we had a 48.3% ownership interest and a 57.3% voting interest in Net2Phone.

   In August 2000, we sold 14,900,000 of our Net2Phone shares to AT&T Corp., for a purchase price of $75.00 per share, for total cash consideration of ap-proximately $1.1 billion. In addition, AT&T purchased an additional 4,000,000 newly issued Net2Phone shares, also at a price of $75.00 per share, paying pro-ceeds of approximately $300 million to Net2Phone. After completing these trans-actions, AT&T held 31.8% of Net2Phone's outstanding stock, and a 38.8% voting interest. IDT held 16.8% of Net2Phone's outstanding stock, and a 20.5% voting interest.

 Terra Networks

   As of December 1, 2000, IDT owned approximately 1,360,000 shares of Terra Networks, the Internet subsidiary of Telefonica, S.A. of Spain. Terra provides Internet access and local language interactive content and services to the Spanish and Portuguese-speaking world, including the Hispanic communities in the United States.

   In October 1999, IDT entered into a joint venture agreement with Terra Net-works pursuant to which the parties formed two limited liability companies to provide Internet services and products for customers in the United States, mainly targeting and focusing on the Hispanic population in the United States. One company, Terra Networks Access Services, was formed to provide Internet ac-cess to customers in the target market, while the other company, Terra Networks Interactive Services, was formed to develop and manage an Internet portal that will provide content-based Internet services, electronic commerce offerings and other Internet services to customers in the target market. At the time of the agreement, IDT owned 49% of Terra Networks Access Services and 10% of Terra Networks Interactive Services. In addition, IDT participated in Terra Network's U.S. initial public offering in November, 1999, purchasing 1,156,682 Terra Net-works shares for approximately $15.5 million.

   In May 2000, IDT announced that it was exchanging its ownership interests in Terra Networks Access Services and Terra Networks Interactive Services for 3,750,000 additional Terra shares. Upon the completion of the transaction, Ter-ra Networks held 100% ownership of both Terra Networks Access Services and Ter-ra Networks Interactive Services. IDT was also released from the lock-up provision restricting it from disposing of its Terra Networks shares. Under the terms of the new agreement, IDT was granted authorization to dispose of its Terra stock, at a maximum rate of 75,000 Terra shares per day, not to ex-ceed 500,000 per month. Through October 1, 2000, we have sold 2,836,682 Terra shares, generating proceeds of approximately $111.6 million.

Direct and Indirect Effects on the Rights of Our Stockholders

   The restructuring will not affect the voting or dividend rights of our stockholders.

   Stockholders of IDT Corporation will not directly elect the directors of IDT Telecom, Inc., IDT Ventures, Inc., IDT Services, Inc. or any other subsidiary of IDT Corporation. Prior to or following the restructuring, directors of IDT Telecom, Inc., IDT Ventures, Inc. and IDT Services, Inc. will be elected by
IDT Corporation as sole stockholder. In addition, stockholders of IDT Corpora-tion will not be entitled to vote on amendments to the certificate of incor-poration or by-laws of IDT Telecom, Inc., IDT Ventures, Inc., IDT Services, Inc. or any other subsidiary of IDT Corporation. However, IDT Corporation stockholders will continue to vote their shares for the elections of directors of IDT Corporation.

   The overall management of our affairs and operations will continue to be un-der the direction of our Board of Directors.

   In the event IDT Telecom, Inc., IDT Ventures, Inc. or any other subsidiary of IDT Corporation were to issue capital stock to a person other than IDT Cor-poration (whether such issuance was in a public offering or a private transac-tion), you, as a stockholder of IDT Corporation, would be subject to indirect dilution with respect to the issuing company. Stockholders of IDT Corporation would have no pre-emptive or other antidilution rights with respect to sales of capital stock by IDT Telecom, Inc. or IDT Ventures, Inc.

   Under applicable Delaware law, following consummation of the restructuring, your statutory right to inspect the books and records of IDT Corporation may not extend to the books and records of IDT Telecom, Inc., IDT Ventures, Inc.
or any other subsidiary of IDT Corporation, because these companies are sepa-rate legal entities from IDT Corporation. However, IDT Corporation is a public company and is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules of the NASDAQ National Market, and ac-cordingly, limited information regarding IDT Telecom, Inc., IDT Ventures, Inc. and IDT Corporation's other subsidiaries will be available to you in the ab-sence of such statutory right.

Rights of Dissenting Stockholders

   Stockholders of IDT Corporation are not entitled to any appraisal or similar rights under Delaware law in connection with the approval, adoption or consum-mation of the restructuring.

The Authority to Implement or Not Implement the Restructuring Is Vested with Our Board of Directors

   Upon receipt of the consent of Mr. Jonas to the restructuring, the authority to consummate the restructuring vested with our Board of Directors. While the Board of Directors has approved the restructuring on or after February 1, 2000, the Board of Directors may choose to implement the entire restructuring or a portion of it, or the Board of Directors may elect not to implement the restructuring at all if, in its discretion, it determines that the expected costs or other considerations relating to the implementation of all or a por-tion of the restructuring outweigh the expected benefits.

We May Not Seek Stockholder Approval for Similar or Related Transactions in the Future

   The submission of the plan of restructuring to stockholders for approval (obtained via Mr. Jonas' consent) is not intended to affect our rights to dis-pose of our assets without stockholder approval. We may, either simultaneously with the restructuring or from time to time in the future, transfer portions of our assets to subsidiaries or to third parties on terms and for considera-tion approved by the Board of Directors, subject to applicable law, without seeking stockholder approval. Transfers of our assets may include sales or other dispositions of equity interests in IDT Telecom, Inc., IDT Ventures, Inc. and other subsidiaries of IDT Corporation.

Tax Consequences of the Restructuring

   It is currently contemplated that any assets or liabilities of IDT Corpora-tion transferred to or from a direct or indirect subsidiary pursuant to the re-structuring will be consummated on a tax-free basis.

Accounting Treatment

   The restructuring will have no impact on the consolidated financial state-ments of IDT Corporation. We will continue to report our financial condition, results of operations and cash flows on a consolidated basis. The restructuring will be accounted for as a reorganization with respect to IDT Telecom, Inc. which is similar to a pooling of interests. As a result, IDT Telecom, Inc. fi-nancial statements will be prepared as if the restructuring had taken place as of the beginning of the earliest year presented.

Pro Forma Consolidated Financial Statements Reflecting the Restructuring Would Not Be Different from Our Historical Consolidated Financial Statements

   We have not prepared and are not required to prepare consolidated financial statements giving pro forma effect to the restructuring as of the beginning of our fiscal year ended July 31, 2000 or any subsequent interim periods as there would not be any pro forma adjustments required to account for the effect of the restructuring. The effect of the restructuring will be that all of our tel-ecom business net sales and income (loss) from operations (on a consolidated basis) will be generated by IDT Telecom, Inc. (and its subsidiaries) and our principal source of revenue from the telecom business (on an unconsolidated ba-sis) will be dividends from IDT Telecom, Inc. (and intracompany charges related to management fees).

Federal and State Regulatory Requirements

   In connection with our authorizations to provide international telecommuni-cations services, we will be required to provide notice of the restructuring to the Federal Communications Commission (FCC) within 30 days after the re-structuring. We may also be required to obtain the FCC's approval to transfer our cable landing license to IDT Telecom, Inc. Our subsidiary, InterExchange, Inc., will be required to secure prior FCC approval of the transfer of control over its authorization to operate a satellite earth station. It will be neces-sary to file a new tariff with the FCC, reflecting the provision by IDT Tele-com, Inc. of the services formerly provided to us.

   We provide intrastate telecommunications services directly or through a sub-sidiary in 50 states. In several states we may have to secure new certificates to provide service. Also, some states will require us to secure approval of the restructuring from the state regulatory agencies and may require us to file tariff revisions in advance of the restructuring. In the remaining states, we will not have to obtain any regulatory approvals or will be required to file notifications of the restructuring or other showings and tariff revisions to reflect the restructuring.

   We are currently in the process of preparing applications to the various federal and state regulatory agencies in order to obtain the necessary ap-provals.

Foreign Regulatory Requirements

   Various subsidiaries of IDT Corporation have obtained licenses to provide telecommunications services in a number of European countries, including the United Kingdom, France, The Netherlands, Ireland, Germany, Austria, Liechten-stein and Sweden. IDT Corporation subsidiaries are also applying for licenses to provide telecommunications services in Belgium and Spain. Each of these jur-isdictions has a different regulatory regime relating to the authorizations to provide such services.

   It is either necessary or best practice in each of the jurisdictions where the subsidiaries hold licenses to notify the regulator of the change of share-holding of the subsidiary holding the license in question. Generally, notifica-tion should be given either prior to the change of shareholding/restructuring or as soon as practicable thereafter. There is no requirement for the regulator to consent to the change of shareholding.

   The regulator in each of the jurisdictions where IDT Corporation subsidi-aries are applying for licenses should also be notified of the change of share-holding as soon as practicable.

Conditions Precedent to Implementation of the Restructuring

   On December 15, 2000 a written consent approving the restructuring was exe-cuted by Mr. Howard S. Jonas, as the beneficial owner of none of the outstand-ing shares of our Common Stock and 100% of the outstanding shares of our Class A Common Stock, together representing 53.16% of the combined voting power of all our outstanding Common Stock, Class A Common Stock and Class B Common Stock. This consent satisfied the stockholder approval requirements, if any, for the consummation of the restructuring.

   In addition, the implementation of the restructuring is subject to:

 o receipt of federal, state and foreign regulatory approvals described under the headings "Federal and State Regulatory Requirements" and "Foreign Reg-ulatory Requirements;

 o receipt of all necessary consents and approvals of lenders, lessors and other counterparties; and

 o  completion of various administrative requirements.

Forward Looking Statements

   This Information Statement on Schedule 14C contains forward-looking state-ments within the meaning of Section 27A of the Securities Act of 1933 and Sec-tion 21E of the Securities Exchange Act of 1934, including statements that contains the words "believes," "anticipates," "expects," "plans," "intends" and similar words and phrases. Such forward-looking statements include, among other things, the Company's plans to reorganize, implement its growth strategy, improve its functional performance, expand its infrastructure, develop new pro-ducts and services, expand its sales force, expand its customer base and enter international markets. Such forward-looking statements also include the Compa-ny's expectations concerning factors affecting the markets for its products, such as the demand of long-distance telecommunications, Internet access and In-ternet telephone services. Actual results could differ from those projected in any forward-looking statements.

   Forward-looking statements are based on management's current views and as-sumptions and involve known and unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the following risks:

  o each of our business lines is highly sensitive to declining prices;

  o competition in our core businesses could substantially reduce our revenues and our profits;

  o we may not be able to grow our operations in the future if we cannot raise enough capital;

  o our revenues and profits will not increase if we are unable to continue to expand our telecommunications business;

  o our expenses will increase substantially if we expand our network at a rate that is faster or slower than the growth of our communications traf-fic;

  o our operations could be impaired if we are unable to obtain the products and services of the telecommunications companies that we are dependent upon;

  o termination of our carrier agreements with foreign partners or our inabil-ity to enter into carrier agreements in the future could materially and adversely affect our ability to compete in foreign countries;

  o our revenues and our growth will suffer if our retailers and sales repre-sentatives fail to effectively market and distribute our products and ser-vices;

  o we may not be able to integrate our joint ventures, direct investments and acquisitions successfully with our existing business;

  o rapid technological change and frequent new product introductions in our markets could render our products and services obsolete;

  o our growth may be limited if we cannot effectively manage our interna-tional operations;

  o our business will not grow without increased use of the Internet;

  o our revenues will be impaired if we experience difficulties in collecting our receivables;

  o we will not be profitable if we do not receive attractive rates from other carriers for our long-distance traffic;

  o federal, state and international government regulation may reduce our ability to provide services, or make our business less profitable and we may become subject to increased cost of operations due to uncertainty over the amount of payphone surcharges and Federal Universal Service Fund obli-gations;

  o we may become subject to increased price competition from other carriers due to federal regulatory changes in determining international settlement rates;

  o European regulation of telecommunications services may not continue to evolve towards streamlined regulation;

  o telecommunications regulations of other countries may restrict our opera-tions;

  o government regulation of Internet access may increase our costs of opera-tions and we may become subject to Internet access charges;

  o we may be subject to liability for information disseminated over our In-ternet network;

  o the infringement or duplication of our proprietary technology could in-crease our competition and we could incur substantial costs in defending or pursuing any claims relating to proprietary rights;

  o network construction delays and system disruptions or failures could pre-vent us from providing our services, cause us to lose customers and ad-versely affect our business;

  o our quarterly operating results are subject to variation, which could cause us not to meet the expectations of securities analysts, and should not be relied upon as an accurate indicator of our overall performance;

  o if we are unable to attract and retain qualified management and technical personnel, we may not remain profitable;

  o IDT is controlled by its principal stockholder, which limits the ability of other stockholders to affect the management of IDT; and

  o we may not be able to complete the restructuring within the expected time-frame or at all.

   The forward-looking statements are made as of the date of this Information Statement on Schedule 14C, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and the other information set forth from time to time in the Company's Reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's Reports on Forms 10-K, 10-Q and 8-K.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock (and Class A Common Stock, assuming conversion of all shares of Class A Common Stock into Common Stock), and Class B Common Stock as of December 15, 2000 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (and Class A Common Stock, on an as-converted basis), (ii) each of the Company's directors and the Named Executive Officers (as defined below), and
(iii) all directors and officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investing power with respect to all shares of Common Stock (or Class A Common Stock) indicated as being beneficially owned by them. Each holder of Class A Common Stock is entitled to three votes per share, each holder of Com-mon Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to one-tenth of a vote per share.


                                                                                              Percentage of
                                                      Number of       Number of Shares     Ownership (%) of
5% Stockholder and                                    Shares of          of Class B            Outstanding
Named Executive Officers and Directors               Common Stock     Common Stock (16)      Common Stock
-------------------------------------               -------------   ------------------      ---------------
Liberty Media Group(1) ..........................    3,728,949                      --          10.34%
 9197 South Peoria Street
 Englewood, Colorado 80112

Janus Corporation ...............................    2,570,191                     --           7.13%
 100 Fillmore St., Suite 4000
 Denver, Colorado, 80206

Howard S. Jonas(2) ..............................    9,896,883                     --          27.45%
 520 Broad Street
 Newark, New Jersey 07102

James A. Courter(3) .............................      642,500                 16,800           1.69%

Hal Brecher(4) ..................................      333,000                 16,800             *

Stephen R. Brown(5) .............................       62,000                 40,000             *

Moshe Kaganoff(6) ...............................        8,000                 28,000             *

Joyce J. Mason(7) ...............................      105,440                 16,800             *

Marc E. Knoller(8) ..............................      110,000                 16,800             *

Geoffrey Rochwarger(9) ..........................       79,000                 40,000             *

Meyer A. Berman(10) .............................       18,800                     --             *

J. Warren Blaker(11) ............................       40,500                     --             *

Denis A. Bovin(12) ..............................      140,500                     --             *

Saul K. Fenster(13) .............................       10,500                     --             *

William A. Owens(14) ............................       10,000                     --             *

William F. Weld(15) .............................       10,000                     --             *

All directors and officers as a group
 (18 persons) ...................................   11,486,123                275,200          28.02%

---------------
   *  Less than 1%.

 (1) Under certain circumstances, each of the shares of Common Stock held by Liberty Media Group is exchangeable, at the option of the Company, into one share of Class B Common Stock.

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

 (2) Consists of 9,896,883 shares of Class A Common Stock, consisting of (a) 3,152,591 shares of Class A Common Stock held by Mr. Jonas directly, (b) 19,570 shares beneficially owned by The Jonas Family Limited Partnership, (c) 2,957,544 shares beneficially owned by the Howard S. Jonas 1996 Annuity Trust, (d) 1,276,607 shares beneficially owned by the Howard S. Jonas 1998 Annuity Trust, and (e) 2,490,571 shares beneficially owned by the Jonas Foundation. Mr. Jonas is the General Partner of The Jonas Family Limited Partnership and the Trustee of each of the Howard S. Jonas 1996 Annuity Trust, the Howard S. Jonas 1998 Annuity Trust and together with Deborah Jonas, is a Trustee of The Jonas Foundation. By virtue of ownership of Class A Common Stock, Mr. Jonas controls approximately 53.31% of the combined voting power of all outstanding shares of capital stock of the Company.

 (3) Includes 142,500 shares of Common Stock held by Mr. Courter directly and 15,000 shares of Common Stock owned by Mr. C ourter's wife as well as 485,000 shares of Common Stock and 16,800 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (4) Includes 13,000 shares of Common Stock held by Mr. Brecher directly as well as 320,000 shares of Common Stock and 16,800 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (5) Includes 10,000 shares of Common Stock held by Mr. Brown directly as well as 52,000 shares of Common Stock and 40,000 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (6) Includes 8,000 shares of Common Stock and 28,000 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (7) Includes 9,935 shares of Common Stock held by Ms. Mason directly and an aggregate of 5,305 shares of Common Stock owned by Ms. Mason's husband, son and daughter as well as 90,200 shares of Common Stock and 16,800 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (8) Includes 110,000 shares of Common Stock and 16,800 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (9) Includes 79,000 shares of Common Stock and 40,000 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(10) Includes 8,800 shares of Common Stock held by Mr. Berman directly as well as 10,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(11) Includes 40,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(12) Includes 500 shares of Common Stock held by Mr. Bovin directly as well as 140,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(13) Includes 500 shares of Common Stock held by Mr. Fenster's wife and 10,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(14) Includes 10,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(15) Includes 10,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(16) As of December 15, 2000, there were no shares of Class B Common Stock outstanding. All of the shares reflected in the column entitled Class B Common Stock in the table above represent shares underlying options that are currently exercisable or that become exercisable within sixty days. As of December 15, 2000, there were outstan ding options to purchase an aggregate of 2,170,250 shares of Class B Common Stock, 564,150 of which are currently exercisable or become exercisable within 60 days.

   As the requisite stockholder vote for the restructuring was obtained upon the delivery of the written consent of Mr. Jonas, we are not asking for a proxy and you are requested not to send us one. This Information Statement is for in-formation purposes only. Please read this Information Statement carefully.

                                   By Order of the Board of Directors


                                   /s/ Joyce J. Mason
                                   Joyce J. Mason,
                                   General Counsel and Secretary


Newark, New Jersey
January 30, 2001